Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

—Growth in Launch Vehicles Offset by Weaker Satellite and Advanced Program Revenues—

—Taurus II R&D Spending Lowers Operating Margin But Cash Flow Remains Strong—

 (Dulles, VA 28 July 2009) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the second quarter of 2009.  Second quarter 2009 revenues were $270.1 million compared to $301.2 million in the second quarter of 2008.  Second quarter 2009 operating income was $12.8 million, compared to $26.5 million in the second quarter of 2008.

Income from continuing operations was $8.7 million, or $0.15 diluted earnings per share, in the second quarter of 2009, compared to income from continuing operations of $10.1 million, or $0.17 diluted earnings per share in the second quarter of 2008.  Orbital generated $15.8 million of free cash flow* in the second quarter of 2009 compared to free cash flow of $13.3 million in the second quarter of 2008.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “The company’s second quarter financial results were mixed, with lower revenues, steady operating margins before R&D expenses, and solid free cash flow.  We continued to make good progress on the Taurus II launch vehicle and Cygnus spacecraft development programs which, when completed, should add significantly to our business in future periods.  Finally, we reduced our revenue and profit estimates for the year due to delayed satellite orders, the termination of a missile defense contract and reduced margins in advanced space programs.”
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* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measures.”

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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Reports Second Quarter 2009 Financial Results

Financial Highlights

Summary financial results were as follows:

	Second Quarter		First Six Months
(in millions, except per share data)	2009	2008	2009	2008
Revenues	$270.1	$301.2	$565.9	$584.8
Operating Income	12.8	26.5	24.0	46.5
Income from Continuing Operations	8.7	10.1	17.9	22.2
Income from Discontinued Operations	—	15.0	—	15.9
Net Income	8.7	25.1	17.9	38.1
Diluted Earnings per Share:
Continuing Operations	$0.15	$0.17	$0.31	$0.36
Discontinued Operations	—	0.24	—	0.26
Net Income	0.15	0.41	0.31	0.62

Revenues decreased $31.1 million, or 10%, in the second quarter of 2009 compared to the second quarter of 2008 primarily due to decreased contract activity on the Orion human spacecraft program and communications satellite programs.

Operating income decreased $13.7 million, or 52%, in the second quarter of 2009 compared to the second quarter of 2008 primarily due to a $5.2 million increase in unrecovered Taurus II launch vehicle research and development expenses and a $4.7 million decrease in advanced space programs operating income, both occurring in the second quarter of 2009, and a $4.0 million favorable profit adjustment recorded in the second quarter of 2008 in connection with the closure of a U.S. Government investigation.  The company’s research and development expenses are generally recoverable under contracts with the U.S. Government.  However, in the second quarters of 2009 and 2008, the company’s operating income was reduced by $6.9 million and $1.7 million, respectively, of unrecovered research and development expenses that exceeded a self-imposed ceiling on such costs.

Certain non-operating transactions also impacted the company’s financial results in 2009 and 2008. In the second quarter of 2009, the company recorded a $0.6 million non-cash investment impairment charge related to auction rate securities and a $1.1 million gain from the sale of an investment. In the second quarter of 2008, the company recorded a $10.6 million non-cash investment impairment charge related to auction rate securities.

As previously disclosed, Orbital adopted a new accounting standard in the first quarter of 2009 that changed the accounting for the company’s convertible debt for current and prior periods.  As a result, the company recorded non-cash interest expense of $1.2 million and $1.1 million in the second quarter of 2009 and 2008, respectively, or a $0.01 decrease in diluted earnings per share in both quarters.

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Orbital Reports Second Quarter 2009 Financial Results

The effective income tax rate decreased to approximately 30% in the first six months of 2009 compared to approximately 37% in the first six months of 2008, primarily due to an increase in research and development tax credits in 2009.

Net income in the second quarter of 2009 was $8.7 million, or $0.15 diluted earnings per share.  Net income in the second quarter of 2008 was $25.1 million, or $0.41 diluted earnings per share, including $15.0 million of income from discontinued operations attributable to a non-core business unit that was sold in the second quarter of 2008.  Diluted weighted-average shares outstanding decreased to 57.2 million in the second quarter of 2009 compared to 60.1 million in the second quarter of 2008 due to share repurchases made by the company.

Segment Results

Launch Vehicles

	Second Quarter				First Six Months
($ in millions)	2009	2008	% Change		2009	2008	% Change
Revenues	$117.1	$115.0	2%		$236.3	$220.3	7%
Operating Income	4.1	13.4	(69%	)	8.4	21.0	(60%	)
Operating Margin	3.5%	11.7%			3.6%	9.5%

Launch vehicles segment revenues increased $2.1 million in the second quarter and $16.0 million in the first half of 2009 compared to the same periods in 2008 primarily due to increased activity on missile defense contracts.

Launch vehicles segment operating income decreased $9.3 million in the second quarter and $12.6 million in the first half of 2009 compared to the same periods in 2008 primarily due to an  increase in unrecovered research and development expenditures, largely related to the Taurus II program, in 2009 and a $4.0 million favorable profit adjustment recorded in the second quarter of 2008 in connection with the closure of a U.S. Government investigation.

Launch vehicles segment adjusted operating income* was $11.0 million and $11.1 million in the second quarters of 2009 and 2008, respectively, and $21.5 million and $20.9 million in the first half of 2009 and 2008, respectively.  Segment adjusted operating margin* was 9.4% and 10.0% in the second quarters of 2009 and 2008, respectively, and 9.1% and 9.7% in the first half of 2009 and 2008, respectively.
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* “Adjusted operating income,” and “adjusted operating margin” are non-GAAP financial measures discussed in this release.  For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

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Orbital Reports Second Quarter 2009 Financial Results

Satellites and Space Systems

	Second Quarter				First Six Months
($ in millions)	2009	2008	% Change		2009	2008	% Change
Revenues	$94.1	$108.1	(13%	)	$204.3	$214.5	(5%	)
Operating Income	7.7	7.6	1%		15.5	15.5	—
Operating Margin	8.2%	7.0%			7.6%	7.2%

Satellites and space systems segment revenues decreased $14.0 million in the second quarter and $10.2 million in the first half of 2009 compared to the same periods in 2008 primarily due to decreased activity on communications satellite contracts in both periods as a result of the substantial completion of certain satellites.

Satellites and space systems segment operating income was approximately the same in the 2009 periods compared to the 2008 periods.  Segment operating margin increased in the second quarter and first half of 2009 compared to the same periods in 2008 primarily due to improved profit margins on communications satellite programs.

Advanced Space Programs

	Second Quarter				First Six Months
($ in millions)	2009	2008	% Change		2009	2008	% Change
Revenues	$62.1	$79.7	(22%	)	$130.4	$152.3	(14%	)
Operating Income	1.0	5.7	(82%	)	0.1	10.6	(99%	)
Operating Margin	1.6%	7.2%			0.1%	7.0%

Advanced space programs segment revenues decreased $17.6 million in the second quarter and $21.9 million in the first half of 2009 compared to the same periods in 2008 primarily due to the previously anticipated reduction in activity on the Orion human spacecraft program partially offset by an increase in national security satellite program activity related to recently awarded contracts.

Advanced space programs segment operating income decreased $4.7 million in the second quarter and $10.5 million in the first half of 2009 compared to the same periods in 2008 primarily due to the reduction in Orion program activity and cost increases on certain national security satellite programs.  Segment operating margins declined in 2009 primarily due to the cost increases on national security satellite programs.

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Orbital Reports Second Quarter 2009 Financial Results

Cash Flow

Cash flow for the second quarter and first six months of 2009 was as follows:

	Second Quarter	First Six Months
(in millions)	2009	2009
Net Cash Provided by Operating Activities	$ 28.3	$ 44.3
Capital Expenditures	(12.5)	(18.3)
Free Cash Flow	15.8	26.0
Repurchase of Common Stock	(2.1)	(16.7)
Other	2.1	2.7
Net Increase in Cash	15.8	12.0
Beginning Cash Balance	324.5	328.3
Ending Cash Balance	$340.3	$340.3

Free cash flow was $15.8 million for the second quarter and $26.0 million for the first six months of 2009.  The company repurchased 162,600 shares of its common stock for $2.1 million and 1,169,600 shares for $16.7 million in the second quarter and first half of 2009, respectively.  The company’s unrestricted cash balance was $340.3 million as of June 30, 2009.

New Business Highlights

During the second quarter of 2009, Orbital received approximately $165 million in new firm and option contract bookings.  In addition, the company received approximately $45 million of option exercises under existing contracts.  In the second quarter of 2009, the company was notified that the Kinetic Energy Interceptor program was terminated for convenience by the Missile Defense Agency, resulting in $375 million and $320 million reductions in firm and option backlog, respectively.  As of June 30, 2009, the company’s firm contract backlog was approximately $1.6 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.9 billion.

Operational Highlights

In the second quarter of 2009, Orbital carried out three major space missions and delivered seven additional launch vehicles and satellites for missions to be carried out in the future.  In May, Orbital’s Minotaur I space launch vehicle successfully launched the U.S. Air Force’s TacSat-3 satellite in a mission that originated from NASA’s Wallops Flight Facility.  It was the sixteenth mission for a Minotaur rocket, all of which have been fully successful.  In June, the Orbital-built MEASAT-3a communications satellite was launched into geosynchronous orbit and recently completed its in-orbit testing and hand-over to the customer.  Orbital also supported NASA’s Hubble Space Telescope servicing mission in May.

For the remainder of 2009, Orbital expects to carry out up to 12 additional space missions and rocket launches and deliver another six to eight systems for future operations or deployments.   The remaining 2009 operational schedule includes the first launches of two new rocket systems – the Minotaur IV space launch vehicle for the U.S. Air Force and the

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Orbital Reports Second Quarter 2009 Financial Results

Launch Abort System for NASA’s Orion program.  Other missions scheduled to be conducted in 2009 include a flight test of a three-stage Orbital Boost Vehicle rocket for the Missile Defense Agency, two medium-range and three short-range target vehicles, a second launch of the Minotaur IV booster, and the deployment of two communications satellites.

2009 Financial Guidance

The company updated its financial guidance for full-year 2009 as follows:

	Current	Previous
Revenues (in millions)	$1,110 - $1,135	$1,150 - $1,175
Operating Income Margin	4.25% - 4.50%	5.25% - 5.50%
Diluted Earnings per Share	$0.55 - $0.60	$0.68 - $0.75
Free Cash Flow (in millions)	$50 - $60	$65 - $75

Orbital has lowered its 2009 guidance as a result of a reduction in forecasted revenue on missile defense and communications satellite programs, in addition to a reduction in advanced space programs operating profit margins.

As previously reported, the 2009 guidance includes a $25 million operating income reduction, or approximately $0.25 diluted earnings per share, due to unrecovered Taurus II launch vehicle research and development expenses.  Additionally, the guidance includes the impact of a $1.3 million investment impairment charge and a $1.1 million gain from the sale of an investment.

Disclosure of Non-GAAP Financial Measures

Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Launch vehicles segment adjusted operating income and adjusted operating margin are defined as launch vehicles segment GAAP operating income and operating margin adjusted to exclude the unrecovered Taurus II research and development expenses in 2009 and 2008.  Launch vehicles operating income and operating margin in 2008 has also been adjusted to
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Orbital Reports Second Quarter 2009 Financial Results

exclude a $4.0 million favorable revenue and profit adjustment recorded in connection with the closure of a U.S Government investigation.  These measures are provided so investors can more easily compare launch vehicles segment 2009 operating results to 2008 operating results.  The reconciliation of these financial measures is as follows:

	Second Quarter		First Six Months
(in millions)	2009	2008	2009	2008
Reported segment operating income	$4.1	$13.4	$8.4	$21.0
Unrecovered Taurus II research and development	6.9	1.7	13.1	3.9
U.S. Government investigation profit adjustment	—	(4.0)	—	(4.0)
Adjusted segment operating income	$11.0	$11.1	$21.5	$20.9
Adjusted segment operating margin	9.4%	10.0%	9.1%	9.7%

Orbital does not intend for the above non-GAAP financial measures to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define these measures differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to government agencies and laboratories.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, government contract procurement and termination risks, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

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Orbital Reports Second Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Second Quarter		First Six Months
	2009	2008*	2009	2008*
Revenues	$270,129	$301,223	$565,870	$584,768
Cost of revenues	208,815	242,789	455,163	477,471
Research and development expenses	30,734	10,202	49,705	18,406
Selling, general and administrative expenses	17,759	21,745	37,017	42,413
Income from operations	12,821	26,487	23,985	46,478
Investment impairment charge	(600)	(10,600)	(1,300)	(10,600)
Interest income and other	1,750	1,452	7,413	3,838
Interest expense	(2,157)	(2,187)	(4,414)	(4,321)
Income from continuing operations before income taxes	11,814	15,152	25,684	35,395
Income tax provision	(3,075)	(5,041)	(7,743)	(13,222)
Income from continuing operations	8,739	10,111	17,941	22,173
Income from discontinued operations, net of taxes	—	14,969	—	15,918
Net income	$8,739	$25,080	$17,941	$38,091

Basic income per share:
Continuing operations	$0.15	$0.17	$0.31	$0.37
Discontinued operations	—	0.25	—	0.27
Net income	0.15	0.42	0.31	0.64

Diluted income per share:
Continuing operations	$0.15	$0.17	$0.31	$0.36
Discontinued operations	—	0.24	—	0.26
Net income	0.15	0.41	0.31	0.62

Shares used in computing basic income per share	56,450	58,656	56,818	58,575
Shares used in computing diluted income per share	57,183	60,087	57,566	59,854
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* The company’s 2008 financial statements have been adjusted to record $1.1 million and $2.2 million of additional interest expenses in the second quarter and first half of 2008, respectively, required by a new accounting standard pertaining to the company’s convertible debt.

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Orbital Reports Second Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Second Quarter		First Six Months
	2009	2008	2009	2008
Revenues:
Launch Vehicles	$117.1	$115.0	$236.3	$220.3
Satellites and Space Systems	94.1	108.1	204.3	214.5
Advanced Space Programs	62.1	79.7	130.4	152.3
Eliminations	(3.2)	(1.6)	(5.1)	(2.3)
Total Revenues	$270.1	$301.2	$565.9	$584.8

Income from Operations:
Launch Vehicles	$4.1	$13.4	$8.4	$21.0
Satellites and Space Systems	7.7	7.6	15.5	15.5
Advanced Space Programs	1.0	5.7	0.1	10.6
Eliminations	—	(0.2)	—	(0.6)
Total Income from Operations	$12.8	$26.5	$24.0	$46.5

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Orbital Reports Second Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2009	2008*
Assets
Cash	$340,287	$328,307
Receivables, net	217,740	203,111
Inventory	44,941	33,434
Deferred income taxes, net	39,331	35,368
Other current assets	3,533	8,951
Total current assets	645,832	609,171
Non-current investments	14,700	16,700
Property, plant and equipment, net	115,932	104,880
Goodwill	55,551	55,551
Deferred income taxes, net	52,248	63,206
Other non-current assets	24,848	4,387
Total Assets	$909,111	$853,895

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$149,646	$179,658
Deferred revenues and customer advances	152,928	80,059
Total current liabilities	302,574	259,717
Long-term debt	117,780	115,372
Other non-current liabilities	8,170	5,700
Total stockholders’ equity	480,587	473,106
Total Liabilities and Stockholders’ Equity	$909,111	$853,895
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* The company’s 2008 financial statements have been adjusted as required by a new accounting standard pertaining to the company’s convertible debt.

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Orbital Reports Second Quarter 2009 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	June 30, 2009
	Second Quarter	Six Months
Net income	$8,739	$17,941
Investment impairment charge	600	1,300
Depreciation	4,756	9,632
Deferred income taxes	2,622	6,668
Changes in assets and liabilities	8,688	2,093
Other	2,846	6,683
Net cash provided by operating activities	28,251	44,317
Capital expenditures	(12,460)	(18,357)
Sale of investment	1,138	1,138
Other	184	184
Net cash used in investing activities	(11,138)	(17,035)
Repurchase of common stock	(2,101)	(16,681)
Net proceeds from issuance of common stock	733	1,262
Other	47	117
Net cash used in financing activities	(1,321)	(15,302)
Net increase in cash	15,792	11,980
Cash, beginning of period	324,495	328,307
Cash, end of period	$340,287	$340,287

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